EXHIBIT 99.1


                                  NEWS RELEASE

                                                    Investor Relations Contacts:
                                Susan Spratlen or Chris Paulsen   (972) 444-9001

            Pioneer Announces Production Reinitiated at Devils Tower

Dallas, Texas, November 4, 2004 -- Pioneer Natural Resources Company (NYSE:PXD) today announced that production from the Devils Tower field has returned to pre-Hurricane Ivan levels. Three wells are currently producing approximately 28,000 barrels of oil equivalent per day on a gross basis, and a fourth well is expected to be producing by the end of November.

Eight wells have been drilled to develop the field, and, as previously announced, damage to the platform rig sustained during Hurricane Ivan has delayed completion activities related to the four remaining wells. However, the timeframe for resuming completion activities has improved, with potential for continued field development to begin by year end. The financial impact of these delays is mitigated by business interruption insurance coverage held by Pioneer that is designed to restore the expected cash flow from the project after a waiting period that ended on November 1.

Pioneer holds a 25% working interest in the Devils Tower field, and Dominion Exploration & Production, Inc., a subsidiary of Dominion (NYSE: D), operates the field with a 75% working interest. Devils Tower is located about 140 miles southeast of New Orleans on Mississippi Canyon block 773 in the deepwater Gulf of Mexico.

"With Devils Tower back on line, Pioneer's Gulf of Mexico production has returned to pre-hurricane levels. By the end of the year, we expect to add deepwater production from the fourth Devils Tower well, resume production from our deepwater Harrier field in the Falcon corridor and exit 2004 with total company production reaching record levels," stated Scott D. Sheffield, Pioneer's Chairman and CEO.

Pioneer Natural Resources is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, Gabon, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, and acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.